Exhibit 5.1

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

April 26, 2024

Pinnacle Financial Partners, Inc.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201

Re: Registration Statement of Pinnacle Financial Partners, Inc. on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) relating to the Pinnacle Financial Partners, Inc. Second Amended and Restated 2018 Omnibus Equity Incentive Plan (the “Plan”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 26, 2024, relating to the additional 1,000,000 shares (the “Shares”) of common stock, $1.00 par value, registered under the Registration Statement and to be issued from time to time pursuant to the Plan.

In rendering the opinion expressed herein, we have examined the Registration Statement and the Plan together with such other documents and corporate records of the Company and certificates of public officials as we have deemed necessary as a basis for rendering the opinion expressed herein. We have also been furnished with, and have relied upon, a certificate of an officer of the Company with respect to certain factual matters. We have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as certified or photostatic copies, and the legal capacity of all natural persons.

We have assumed that (i) the Shares will be issued in accordance with the terms of the Plan and (ii) the full consideration for each Share will be received by the Company and will not be less than par value for each Share.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof, and are limited to the effects of the current state of the Tennessee Business Corporation Act and the applicable facts as they currently exist. We do not express any opinion with respect to the law of any other jurisdiction or to the securities or “blue sky” laws of any jurisdiction. We assume no obligation

Pinnacle Financial Partners, Inc.
April 26, 2024

to advise you after the date hereof of changes of facts or in law or in the interpretation thereof (or the effect thereof on the opinions expressed herein) that hereafter come to our attention. The opinions expressed herein are strictly limited to the matters stated in this opinion letter and no other opinions are to be inferred or implied.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC